Exhibit 8.01
[Letterhead of Curtis, Mallet-Prevost, Colt & Mosle LLP]
August 7, 2007
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Flextronics International Ltd., a Singapore corporation (“Parent”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2007, as amended through the date hereof (the “Registration Statement”), with respect to the Agreement and Plan of Merger, dated as of June 4, 2007 (the “Agreement”), by and among Parent, Saturn Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Solectron Corporation, a Delaware corporation (the “Company”) and a related Form of Agreement and Plan of Merger and Reorganization, required to be entered into by and between Company, Parent, and Saturn Merger II Corp., a Delaware corporation (“Merger Sub 2”). All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.
     In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have assumed, without any independent investigation or examination thereof, (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Joint Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Parent, Merger Sub, Merger Sub 2, and Company in the Agreement or the Joint Proxy Statement/Prospectus; (iii) the continuing truth and accuracy at all times through the Effective Time of the certificates of representations to be provided to us by Parent, Merger Sub, Merger Sub 2 and Company; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub, Merger Sub 2, or Company or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.
     For purposes of our opinion, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable.
     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based upon and subject to the foregoing, in our opinion, the discussion contained in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”, subject to the limitations and qualifications described therein, is accurate in all material respects. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences described therein, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
     Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. This opinion is being furnished to and is solely for the benefit of the addressee hereof in connection with the Agreement and may not be used, circulated, quoted, relied upon, published or communicated or otherwise referred to for any other purpose.
     We hereby consent to the filing of this opinion as Exhibit 8.01 to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP
Curtis, Mallet-Prevost, Colt & Mosle LLP